Exhibit 4.2

SUPPLEMENTAL INDENTURE NO. 6

SUPPLEMENTAL INDENTURE NO. 6, dated as of March 17, 2023 (this “Supplemental Indenture”), between GLOBAL PAYMENTS INC., a Georgia corporation (the “Company”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as initial paying agent (the “Paying Agent”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as initial securities registrar (the “Securities Registrar”) and transfer agent (the “Transfer Agent”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee (as successor to U.S. Bank National Association) are parties to an Indenture, dated as of August 14, 2019 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, Section 9.1(7) of the Base Indenture provides that the Company may enter into a supplemental indenture to provide for the issuance of any additional Securities under the Base Indenture;

WHEREAS, the Company desires to issue a new series of Securities and has duly authorized the creation and issuance of such Securities and the execution and delivery of this Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the parties hereto deem it advisable to enter into this Supplemental Indenture for the purpose of establishing the terms of such Securities and providing for the rights, obligations and duties of the Trustee, Paying Agent, Securities Registrar and Transfer Agent with respect to such Securities; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Clearstream” means Clearstream Banking, S.A., or any successor thereof.

“Common Depository” means, with respect to the Senior Notes issued in whole or in part in global form, a depository common to Euroclear and Clearstream, being initially Elavon Financial Services DAC, as common depository until a successor replaces it and thereafter the successor serving hereunder.

“Consolidated Total Assets” means, as of any date of determination, the total assets as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis (calculated on a pro forma basis to give effect to any acquisitions and dispositions made subsequent to the date of such consolidated balance sheet and prior to or concurrent with the determination of Consolidated Total Assets).

“Definitive Note” means a certificated Senior Note.

“Depository” means Euroclear and Clearstream, in each case, including its nominees or any successor thereto.

“Euro” means the lawful currency of participating member states of the European Union.

“Euroclear” means Euroclear Bank SA/NV or any successor thereof.

“Euro MTF Market” means the alternative market of the Luxembourg Stock Exchange.

“Lien” means a mortgage, security interest, pledge or lien or other similar encumbrance.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Permitted Liens” means:

(1) Liens on property to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such property, or to secure indebtedness incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(2) Liens in favor of the Company or any of its Subsidiaries;

(3) any Lien (x) existing on property of a Person at the time of its consolidation with or merger into the Company or a Subsidiary or (y) existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the indebtedness secured thereby shall have been assumed); provided that in each such case, (A) such Lien was not created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property and (B) such Lien shall extend solely to the property so acquired and improvements thereon or in the case of an acquisition of a Subsidiary, the assets of the Subsidiary, and in each case, proceeds thereof;

(4) Liens on property in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue type) in order to permit the Company or any of the Subsidiaries to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(5) Liens securing obligations arising under or related to (i) the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business (each such transaction, a “Settlement”) and (ii) any payment or reimbursement obligation in respect of the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement (including, for the avoidance of doubt, any agreement with a bank or financial institution providing for short term financing for the purpose of funding any Settlement); and

(6) Liens securing Securitized Indebtedness and receivables factoring, discounting, facilities or securitizations.

“Principal Property” means the real property, fixtures, machinery and equipment relating to any facility that is real property located within the territorial limits of the United States of America (excluding its territories and possessions and Puerto Rico) owned by the Company or any of its Subsidiaries, except for any facility that (i) has a net book value, on the date of determination as to whether a property is a principal property is being made, of less than 2% of Consolidated Total Assets or (ii) in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and the Subsidiaries, taken as a whole.

“Restricted Subsidiary” means (i) any Subsidiary that constitutes a “significant subsidiary” (as such term is defined in Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of this Supplemental Indenture), and (ii) any other Subsidiary that holds any Principal Property, in each case excluding (A) any Subsidiary which is not organized under the laws of any state of the United States of America, (B) any Subsidiary which conducts the major portion of its business outside the United States of America and (C) any Subsidiary of any of the foregoing.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any Subsidiary or Affiliate thereof, on or prior to such date.

“Taxes” means all present and future taxes, levies, imposts, duties, withholdings (including back withholding), assessments, and any other charges of a similar nature (including any interest, additions to tax and penalties with respect thereto) that are imposed by any governmental authority.

(b) The terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular.

(c) Terms used herein without definition shall have the meanings specified in the Base Indenture.

(d) All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

(e) The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 1.02 Index of Defined Terms.

Term	Section
Additional Amounts	2.17(a)
Additional Senior Notes	2.02(c)
Agent	2.15
Agent Members	2.10(c)(ii)
Base Indenture	Recitals
Change in Tax Law	2.14(c)
Change of Control	2.13(h)
Change of Control Offer	2.13(a)
Change of Control Payment	2.13(a)
Change of Control Payment Date	2.13(b)(ii)
Change of Control Repurchase Event	2.13(h)
Company	Preamble
Comparable Government Bond	2.14(e)
Comparable Government Bond Rate	2.14(e)
Global Notes	2.10(b)
Indenture	Recitals
Independent Investment Banker	2.14(e)
Interest Payment Date	2.04(b)

Investment Grade	2.13(h)
Moody’s	2.13(h)
Par Call Date	2.14(e)
Paying Agent	Preamble
Primary Bond Dealer	2.14(e)
Rating Agency	2.13(h)
Rating Event	2.13(h)
Reference Bond Dealer	2.14(e)
Regular Record Date	2.04(b)
Remaining Scheduled Payments	2.14(e)
S&P	2.13(h)
Securities Registrar	Preamble
Senior Notes	2.01
Stated Maturity	2.03
Supplemental Indenture	Preamble
Tax Redemption Date	2.14(c)
Transfer Agent	Preamble
Trustee	Preamble
Voting Stock	2.13(h)

ARTICLE II

THE SENIOR NOTES

Section 2.01 Title of Securities. There shall be one series of Securities designated the “4.875% Senior Notes due 2031” of the Company (the “Senior Notes”).

Section 2.02 Limitation of Aggregate Principal Amount.

(a) The Senior Notes will be initially issued in an aggregate principal amount of €800,000,000.

(b) The aggregate principal amount specified in this Section shall be subject to the amount of the Senior Notes that is authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, the Senior Notes pursuant to Section 3.4, 3.5, 3.6, 9.6, 11.6 or 13.3 of the Base Indenture and the amount of the Senior Notes which, pursuant to Section 3.3 of the Base Indenture, is deemed never to have been authenticated and delivered thereunder.

(c) The Company may from time to time, without notice to or the consent of the Holders of the Senior Notes, create and issue additional Senior Notes of a series having the same terms as, and ranking equally and ratably with, the Senior Notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional senior notes and the first Interest Payment Date) (“Additional Senior Notes”); provided, however, that if such Additional Senior Notes are not fungible with the Senior Notes for U.S. federal income tax purposes, such Additional Senior Notes will have a separate ISIN or Common Code number. Such Additional Senior Notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Senior Notes, and will vote together as one class on all matters with respect to the Senior Notes.

Section 2.03 Principal Payment Date. The principal amount of the Senior Notes outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on March 17, 2031 (the “Stated Maturity”).

Section 2.04 Interest on the Senior Notes.

(a) The Senior Notes will bear interest at the rate of 4.875% per annum, accruing from March 17, 2023, or from the most recent Interest Payment Date through which interest has been paid or duly provided for.

(b) Interest on the Senior Notes will be payable annually March 17 of each year (each such date, an “Interest Payment Date”), beginning on March 17, 2024, until the principal amount has been paid or made available for payment, to Holders at the close of business on March 3 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”).

(c) If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the payment due on such date will be made on the next Business Day, and no interest will accrue for the period from and after such Interest Payment Date, Stated Maturity or Redemption Date.

(d) Interest on the Senior Notes will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Senior Notes (or March 17, 2023, if no interest has been previously paid on the Senior Notes), to but excluding the next scheduled Interest Payment Date (this payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association).

Section 2.05 Place of Payment. The Company will maintain one or more Paying Agents for the Senior Notes in London, United Kingdom. The Company will initially appoint Elavon Financial Services DAC, UK Branch as initial Paying Agent and Elavon Financial Services DAC, UK Branch hereby accepts such appointment. The place where the Senior Notes may be presented or surrendered for payment, where the Senior Notes may be surrendered for registration of transfer or exchange and where notices and demand to or upon the Company in respect of the Senior Notes and the Indenture may be served, shall be the office of the Paying Agent, located at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom.

Section 2.06 Sinking Fund Obligations. The Company has no obligation to redeem or purchase any Senior Notes pursuant to any sinking fund, amortization or analogous requirement.

Section 2.07 Denomination. The Senior Notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.08 Currency. Principal and interest on the Senior Notes shall be payable in Euros.

Section 2.09 Securities Registrar and Paying Agent for the Senior Notes. U.S. Bank Trust Company, National Association shall serve initially as the Securities Registrar and Elavon Financial Services DAC, UK Branch shall serve initially as the Paying Agent for the Senior Notes.

Section 2.10 Form of Senior Notes; Book Entry Provisions.

(a) The Senior Notes shall be substantially in the form of Annex I attached hereto (other than, with respect to any Additional Senior Notes, changes related to the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such Additional Senior Notes and the first Interest Payment Date). The Senior Notes may have notations, legends or endorsements required by law, stock exchange or other rules or usage to which the Company is subject. Each Senior Note shall be dated the date of its authentication.

(b) The Senior Notes designated herein shall be issued initially in the form of one or more global notes (the “Global Notes”), which shall be deposited on behalf of the purchasers of the Senior Notes with the Common Depository, and registered in the name of the Common Depository or its nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of outstanding Senior Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(c) This Section 2.10(c) shall apply only to a Global Note deposited with or on behalf of the Depository.

(i) The Company shall execute and the Trustee shall, in accordance with this Section 2.10(c), authenticate and deliver initially one or more Global Notes that (A) shall be registered in the name of the Depository for such Global Note or the nominee of such Depository and (B) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian for the Depository.

(ii) Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the Notes Custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(d) Except as provided in Section 2.11 or 2.12, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

(e) The terms and provisions contained in the Senior Notes shall constitute, and are expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and agree to be bound thereby. If there is any conflict between the terms of the Senior Notes and this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

(f) The Senior Notes may be presented for registration of transfer and exchange at the offices of the Securities Registrar. The Company will maintain one or more Securities Registrars and one or more Transfer Agents in the United States. The Company hereby appoints U.S. Bank Trust Company, National Association as initial Securities Registrar and initial Transfer Agent, and U.S. Bank Trust Company, National Association hereby accepts such appointments.

Section 2.11 Special Transfer Provisions.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Securities Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Securities Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Securities Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) are accompanied by the following additional information and documents, as applicable: (x) if such Definitive Notes are being delivered to the Securities Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or (y) if such Definitive Notes are being transferred to the Company, a certification to that effect.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Securities Registrar, together with written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Senior Notes represented by the Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Senior Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.12, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company order, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Securities Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Securities Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Supplemental Indenture (other than the provisions set forth in Section 2.12), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Securities Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 9.6 or 11.6 of the Base Indenture).

(f) Prior to the due presentation for registration of transfer of any Senior Note, the Company, the Trustee, the Paying Agent or the Securities Registrar may deem and treat the person in whose name a Senior Note is registered as the absolute owner of such Senior Note for the purpose of receiving payment of principal of and interest on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Securities Registrar shall be affected by notice to the contrary.

(g) All Senior Notes issued upon any transfer or exchange pursuant to the terms of this Supplemental Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Senior Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Senior Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Senior Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Senior Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Senior Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.12 Definitive Notes.

(a) A Global Note deposited with the Depository or Common Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.10 hereof shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.11 hereof and if (i) such Depository or Common Depository notifies the Company that it is unwilling or unable to continue as Depository or Common Depository for the Senior Notes or at any time ceases to be a clearing agency registered as such under the Exchange Act and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a Company Order that this Global Security shall be so exchangeable or transferable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Senior Notes and the Depository or Common Depository notifies the Trustee of its decision to exchange any Global Securities of the Senior Notes for Securities registered in the names of Persons other than the Depository.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or Common Depository to the Trustee at the Corporate Trust Office of the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of €100,000 principal amount or any integral multiple of €1,000 in excess thereof and registered in such names as the Depository shall direct.

(c) Subject to the provisions of Section 2.12(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Senior Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.12(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that the Definitive Notes are not issued to each such beneficial owner promptly after the Securities Registrar has received a request from the Holder of a Global Note to issue such Definitive Note, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Article V of the Base Indenture (as modified herein), the right of any beneficial Holder of Senior Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial Holder’s Senior Notes as if such Definitive Notes had been issued.

(e) The Securities Registrar shall retain for a period of two years copies of all letters, notices and other written communications received pursuant to Section 2.10 or this Section 2.12. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable notice to the Securities Registrar.

Section 2.13 Change of Control Offer.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Senior Notes on or prior to the date that is 30 days following such Change of Control Repurchase Event, each Holder will have the right to require the Company to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s Senior Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”); provided that after giving effect to the repurchase, any notes that remain outstanding shall have a denomination of €100,000 or integral multiples of €1,000 in excess thereof.

(b) Within 30 days following any Change of Control Repurchase Event, or, at the Company’s option, prior to any Change of Control but after any public announcement of the transaction that constitutes or may constitute the Change of Control, unless the Company has exercised its right to redeem all of the Senior Notes, the Company will mail with a copy to the Trustee or cause the Trustee to mail a notice by first-class mail (or otherwise deliver in accordance with the applicable procedures of the Depository) to each Holder, stating:

(i) that such Change of Control Repurchase Event has occurred (or, in the case of a notice provided prior to a Change of Control but after a public announcement of the transaction that constitutes or may constitute a Change of Control, that such Change of Control Repurchase Event is expected to occur) and that such Holder has the right to require the Company to repurchase such Holder’s Senior Notes at a purchase price in cash equal to 101% of the outstanding principal amount of the Senior Notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date);

(ii) the date of repurchase (which shall be no earlier than 15 days nor (except to the extent that such notice is conditioned on the occurrence of the Change of Control Repurchase Event) later than 60 days from the date the Change of Control Offer is mailed, other than as may be required by law), which date, in a notice conditioned on the occurrence of a Change of Control Event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (the “Change of Control Payment Date”);

(iii) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its notes repurchased; and

(iv) the notice will, if mailed or otherwise delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring.

(c) If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Senior Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(d) The Company will not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Senior Notes validly tendered and not withdrawn under the Change of Control Offer.

(e) In connection with any Change of Control Offer for the Senior Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Senior Notes validly tender and do not withdraw such Senior Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company as described above, purchases all such Senior Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 15 but not more than 60 days’ notice mailed, or delivered electronically if such notes are held by Euroclear or Clearstream, by the Company to each holder of such Senior Notes (provided, that such notice is given not more than 30 days following the repurchase date pursuant to such Change of Control Offer), to redeem all the Senior Notes that remain outstanding following such purchase at a price in cash equal to 101% of the outstanding principal amount of the Senior Notes plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(f) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act in connection with the repurchase of Senior Notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

(g) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Senior Notes or portions of Senior Notes (equal to €100,000 and integral multiples of €1,000 in excess thereof) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being repurchased by the Company.

(h) For the purposes of this Section, the following terms have the following meanings:

“Change of Control” means:

(i) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock;

(ii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company or its Subsidiaries; or

(iv) the adoption by the Company’s stockholders of a plan or proposal for the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a Person and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of such Person are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than a majority of the Voting Stock of such Person.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s does not make a rating on the Senior Notes publicly available, a “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act) or “organizations,” as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“Rating Event” means the ratings of the Senior Notes are decreased from Investment Grade by each of the Rating Agencies to below Investment Grade by each of the Rating Agencies on any date during the period commencing on the date of the first public notice by the Company of any arrangement that could result in a Change of Control and ending 60 days following public notice by the Company of the consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either Rating Agency as a result of such Change of Control); provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). For the avoidance of doubt, the Trustee assumes no responsibility or obligation to monitor the ratings of the Senior Notes by any of the Ratings Agencies.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 2.14 Optional Redemption.

(a) At any time prior to the Par Call Date, the Senior Notes will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price calculated by the Company and equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Senior Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date), determined by discounting to the Redemption Date, on an annual basis (ACTUAL/ACTUAL (ICMA)), such principal and interest at the applicable Comparable Government Bond Rate plus 35 basis points; plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. If the Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Senior Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders whose Senior Notes are subject to redemption by the Company.

(b) In addition, on and after the Par Call Date, the Senior Notes will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) As a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Supplemental Indenture (a “Change in Tax Law”), the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become or there is a substantial probability that the Company will become obligated to pay Additional Amounts as described herein with respect to the Senior Notes, then we may at any time at our option, having given not less than 15 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes, together with accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the Redemption Date (a “Tax Redemption Date”).

Such Change in Tax Law must (i) not have been publicly announced before the date of issuance of the Senior Notes (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the date of issuance of the Senior Notes, before such later date) and (ii) become effective after the date of issuance of the Senior Notes (or if the applicable relevant taxing jurisdiction became a relevant taxing jurisdiction on a date after the date of issuance of the Senior Notes, after such later date).

Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 11.4 of the Base Indenture. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Company would be obligated to make such payment of the applicable Additional Amounts. Prior to the publication or mailing of any notice of redemption of any Senior Notes pursuant to the foregoing, the Company will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing qualified under the laws of the relevant taxing jurisdiction to the effect that the Company has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders of the Notes.

(d) The first paragraph of Section 11.4 of the Base Indenture shall not apply to the Senior Notes, and the following shall apply in lieu thereof:

Notice of redemption shall be given by first-class mail, postage prepaid, or electronically delivered (or otherwise transmitted) in accordance with the applicable procedures of the Common Depository at least 10 days but not more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at the address of such Holder as it appears in the Securities Register.

(e) For purposes of this Section, the following terms have the following meanings:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Senior Notes to be redeemed (assuming that such Senior Notes matured on their Par Call Date), or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price (i.e., yield), expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Independent Investment Banker” means an independent investment bank that we appoint to act as the Independent Investment Banker from time to time.

“Par Call Date” means January 17, 2031 (two months prior to maturity).

“Reference Bond Dealer” means three firms that are brokers of, and/or market makers in German government bonds (each a “Primary Bond Dealer” ) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Bond Dealer, we will substitute another Primary Bond Dealer.

“Remaining Scheduled Payments” means, with respect the Senior Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption thereof but for the redemption to the Par Call Date; provided, however, that, if that date of redemption is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from the preceding Interest Payment Date to that Redemption Date.

Section 2.15 Paying Agents, Securities Registrars and Transfer Agents. The Company may change the Paying Agent, the Securities Registrar or the Transfer Agent (each, an “Agent” ) without prior notice to the holders of Senior Notes. In acting under this Supplemental Indenture and in connection with the Senior Notes, the Agents shall act solely as agents of the Company and will not assume any fiduciary duty or other obligation towards or relationship of agency or trust for or with any Holders. For so long as the Senior Notes are listed on the Official List of the Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Exchange so require, the Company will publish a notice of any change of Paying Agent, Securities Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules and regulations, post such notice on the official website of the Exchange (www.bourse.lu).

Section 2.16 Issuance in Euros. All payments of principal of, the redemption price (if any), and interest and Additional Amounts (if any), will be payable in Euros; provided, that if on or after the date of this Supplemental Indenture, the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Senior Notes will be made in U.S. dollars until the Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not announced a rate of conversion, on the basis of the most recent U.S. dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the Senior Notes so made in U.S. dollars will not constitute an Event of Default under the Senior Notes or this Supplemental Indenture. Neither the Trustee or any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Section 2.17 Additional Amounts.

(a) All payments in respect of the Senior Notes will be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof), we will pay to a holder who is not a United States person such additional amounts (the “Additional Amounts” ) on the Senior Notes as are necessary in order that the net payment by us or the Paying Agent of the principal of, and premium, if any, and interest on, the Senior Notes to such holder, after such withholding or deduction, will not be less than the amount provided in the Senior Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(i) to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(A) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the United States dollar as its functional currency;

(B) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(C) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(D) being or having been an owner of a 10% or greater interest in the capital or profits of the Company within the meaning of Section 871(h)(3) of the Code or any successor provision; or

(E) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(ii) to any holder that is not the sole beneficial owner of the Senior Notes, or a portion of the Senior Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(iii) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Senior Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge (including, for the avoidance of doubt, any backup withholding tax imposed pursuant to Section 3406 of the Code (or any amended or successor provision));

(iv) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(v) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(vi) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(vii) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Senior Note, if such payment can be made without such withholding by at least one other Paying Agent;

(viii) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Senior Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ix) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations, pronouncements relating thereto or official interpretations thereof or any successor provisions, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other governmental authority in connection with the implementation of the foregoing and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(x) in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).

(b) The applicable withholding agent will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority in the relevant taxing jurisdiction in accordance with applicable law. The Company, if it is the applicable withholding agent, will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing jurisdiction imposing such Taxes and will provide such certified copies, or if, notwithstanding the Company’s reasonable efforts to obtain such tax receipts, such tax receipts are not available, other reasonable evidence of such payments as soon as reasonably practicable to the Trustee. Such copies or other evidence shall be made available to the holders upon reasonable request and shall be made available at the offices of the Paying Agent.

(c) If the Company is obligated to pay Additional Amounts under or with respect to any payment made on any Senior Note, at least 30 days prior to the date of such payment, the Company will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Company may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee shall be entitled to rely solely, without further inquiry, on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d) Wherever in this Supplemental Indenture or the Senior Notes there is mentioned, in any context (i) the payment of principal, (ii) purchase prices in connection with a purchase of Senior Notes, (iii) interest, or (iv) any other amount payable on or with respect to any Senior Note, such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e) The Company will pay and indemnify the holders and beneficial owners of the Senior Notes for any present or future stamp, transfer, issue, registration, court or documentary taxes, or any other excise, property or similar taxes or similar charges or levies (including any related interest, additions to tax or penalties with respect thereto) that arise in a relevant taxing jurisdiction from the execution, delivery, enforcement or registration of, or receipt of payments with respect to, any Senior Note, this Supplemental Indenture, or any other document or instrument in relation thereto (limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of on the Senior Notes, to any such taxes or similar charges or levies that are not excluded under clauses (i) through (x) of Section 2.17(a)).

(f) The foregoing obligations will survive any termination, defeasance or discharge of this Supplemental Indenture and will apply mutatis mutandis to any successor to the Company and to any jurisdiction in which any successor to the Company is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Senior Notes is made by or on behalf of the Company, or, in each case, any political subdivision or governmental authority thereof or therein having the power to tax.

ARTICLE III

AMENDMENT TO BASE INDENTURE

Section 3.01 Amendment to Article X of the Base Indenture.

Solely as it relates to the Senior Notes, Article X of the Base Indenture is hereby amended by adding the following immediately after Section 10.5 thereto:

Section 10.6 Limitation on Liens.

(a) The Company will not (nor will it permit any of its Restricted Subsidiaries to) incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money if such indebtedness (in the case of an incurrence, issuance, permission to exist or assumption thereof by the Company or any of the Restricted Subsidiaries) or any such guarantee (in the case of a guarantee by the Company or any of its Restricted Subsidiaries) is or becomes secured by a Lien on any of the Company’s or the Restricted Subsidiaries’ Principal Properties or on any stock or indebtedness for borrowed money of any of the Company’s Restricted Subsidiaries, whether now owned or hereafter acquired, without effectively providing that the Senior Notes (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any of the Restricted Subsidiaries ranking equally with the Senior Notes and then existing or thereafter created) shall be secured equally and ratably with (or prior to) such indebtedness for borrowed money or guarantee (as applicable) until such time as such indebtedness or guarantee (as applicable) is no longer secured by such Lien, except for any such indebtedness or guarantee to the extent secured by:

(i) Liens existing as of the issue date of the Senior Notes or that the Company or any of the Restricted Subsidiaries have agreed to pursuant to the terms of agreements existing as of the issue date of the Senior Notes;

(ii) Liens granted after the issue date of the Senior Notes, created in favor of the Holders of the Senior Notes;

(iii) Liens which are incurred to extend, renew or refinance (or in connection with any successive extension, renewal or refinancing of) indebtedness for borrowed money or a guarantee of indebtedness for borrowed money which is secured by Liens permitted to be incurred under clauses (i), (ii) or (iv) of this Section or paragraphs (1), (3), (4) or (5) of the definition of “Permitted Liens,” in each case so long as (A) such Liens are limited to all or part of substantially the same property which secured the Liens extended, renewed or replaced plus improvements on such property, and (B) the amount of such indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing);

(iv) Liens created in substitution of any Liens permitted by clauses (i) through (iii) of this Section or paragraphs (1), (3), (4) or (5) of the definition of “Permitted Liens,” provided that, (A) based on a good faith determination of a senior officer of the Company, the assets encumbered by such substitute or replacement Lien are substantially similar in nature to the assets encumbered by the otherwise permitted Lien that is being replaced and (B) the amount of such indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(v) Permitted Liens.

(b) Notwithstanding the foregoing, the Company and any of the Restricted Subsidiaries may incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money without securing the Senior Notes equally and ratably with (or prior to) such indebtedness or guarantee if, at the time of such incurrence, issuance, permission to exist, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is being retired substantially concurrently, the aggregate amount of all such outstanding indebtedness for borrowed money or guarantees thereof secured by Liens upon any Principal Properties or stock or indebtedness for borrowed money of any of the Restricted Subsidiaries, other than Liens described in clauses (i) through (v) above, does not at such time exceed 10% of Consolidated Total Assets.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Integral Part; Effect of Supplement on Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. Except for the amendments and supplements made by this Supplemental Indenture (which only apply to the Senior Notes), the Base Indenture shall remain in full force and effect as executed.

Section 4.02 Adoption, Ratification and Confirmation. The Indenture is in all respects hereby adopted, ratified and confirmed.

Section 4.03 Trustee Not Responsible for Recitals. The recitals in this Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 4.04 Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.05 Governing Law. This Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

Section 4.06 Electronic Signatures. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including, without limitation and subject to the provisions of Section 6.3 of the Base Indenture, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Joshua J. Whipple
	Name:	Joshua J. Whipple
	Title:	Senior Executive Vice President and Chief Financial Officer

Attest:

By:	/s/ David L. Green
	Name:	David L. Green
	Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Supplemental Indenture No. 6]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Ferrell
Name:	David Ferrell
Title:	Vice President

[Signature Page to Supplemental Indenture No. 6]

ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as Paying Agent

By:	/s/ Chris Hobbs
Name: Chris Hobbs
Title: Authorized Signatory

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Securities Registrar and Transfer Agent

By:	/s/ David Ferrell
Name:	David Ferrell
Title:	Vice President

[Signature Page to Supplemental Indenture No. 6]

ANNEX I

FORM OF SENIOR NOTES

FORM OF FACE OF SECURITY

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS GLOBAL NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERRABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE SECURITIES REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.11 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE, BUT NOT IN PART, PURSUANT TO SECTION 2.11(C) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE SECURITIES REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11(D) OF THE INDENTURE.

Annex I-1

GLOBAL PAYMENTS INC.

(TITLE OF SECURITY)

No. [     ]

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GLOBAL PAYMENTS INC., a corporation organized and existing under the laws of Georgia (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [•], or registered assigns, the principal sum of [•] Euros, or such other principal amount as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture, on March 17, 2031 (the “Stated Maturity”). The Company further promises to pay interest on said principal sum from March 17, 2023, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, annually in arrears on March 17 of each year, commencing March 17, 2024, at the rate of 4.875% per annum, until the principal hereof is paid or duly provided for or made available for payment. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions are authorized or required to be closed in the State of New York or the city in which the Place of Payment is located. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the March 3 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office of the Paying Agent in Euros.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

GLOBAL PAYMENTS INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

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This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION Not in its individual capacity but solely as Trustee

By:
AUTHORIZED SIGNATORY

Date of Authentication:

Annex I-4

FORM OF REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Base Indenture, dated as of August 14, 2019 (the “Base Indenture”), as supplemented by a Supplemental Indenture No. 6, dated as of March 17, 2023 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) Elavon Financial Services DAC, UK Branch, as initial Paying Agent, and U.S. Bank Trust Company, National Association, as initial Securities Registrar and Transfer Agent, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, Paying Agent, Securities Registrar, Transfer Agent, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

All terms used in this Security are defined in the Indenture.

Optional Redemption

(a) At any time prior to the Par Call Date, the Senior Notes will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price calculated by the Company and equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Senior Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date), determined by discounting to the Redemption Date, on an annual basis (ACTUAL/ACTUAL (ICMA)), such principal and interest at the applicable Comparable Government Bond Rate plus 35 basis points; plus accrued and unpaid interest, if any, to, but not including, the Redemption Date. If the Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Senior Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders whose Senior Notes are subject to redemption by the Company. Neither the Trustee nor Paying Agent shall have any responsibility or liability for the calculation of the optional redemption price or for determining the rates or information in connection with such calculation.

(b) In addition, on and after the Par Call Date, the Senior Notes will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) As a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the Supplemental Indenture (a “Change in Tax Law”), the Company becomes or, based upon a written opinion of independent counsel selected by the

Annex I-5

Company, will become or there is a substantial probability that the Company will become obligated to pay Additional Amounts as described herein with respect to the Senior Notes, then we may at any time at our option, having given not less than 15 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes, together with accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the Redemption Date (a “Tax Redemption Date”).

Such Change in Tax Law must (i) not have been publicly announced before the date of issuance of the Senior Notes (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the date of issuance of the Senior Notes, before such later date) and (ii) become effective after the date of issuance of the Senior Notes (or if the applicable relevant taxing jurisdiction became a relevant taxing jurisdiction on a date after the date of issuance of the Senior Notes, after such later date).

Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 11.4 of the Base Indenture. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Company would be obligated to make such payment of the applicable Additional Amounts. Prior to the publication or mailing of any notice of redemption of any Senior Notes pursuant to the foregoing, the Company will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing qualified under the laws of the relevant taxing jurisdiction to the effect that the Company has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders of the Notes.

(d) For purposes of Section, the following terms have the following meanings:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Senior Notes to be redeemed (assuming that such Senior Notes matured on their Par Call Date), or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price (i.e., yield), expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m.(London time) on such Business Day as determined by an Independent Investment Banker.

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“Independent Investment Banker” means an independent investment bank that we appoint to act as the Independent Investment Banker from time to time.

“Par Call Date” means January 17, 2031 (two months prior to maturity).

“Reference Bond Dealer” means three firms that are brokers of, and/or market makers in German government bonds (each a “Primary Bond Dealer” ) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Bond Dealer, we will substitute another Primary Bond Dealer.

“Remaining Scheduled Payments” means, with respect the Senior Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption thereof but for the redemption to the Par Call Date; provided, however, that, if that date of redemption is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from the preceding Interest Payment Date to that Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, the principal amount of all the Securities of this series may be declared due in the manner and with the effect provided in the Indenture.

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As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or indemnity satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment or delivery of principal, or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

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